Exhibit 21.1

List of Subsidiaries

Subsidiary	State of Incorporation

Assignment America, Inc.	Delaware
Cejka Search, Inc.	Delaware
CC Staffing, Inc.	Delaware
ClinForce, Inc.	Delaware
Cross Country Capital, Inc.	Delaware
Cross Country Consulting, Inc.	Delaware
Cross Country Local, Inc. (f/k/a Flex Staff, Inc.)	Delaware
Cross Country Education, Inc. (f/k/a Cross Country Seminars, Inc.)	Delaware
Cross Country TravCorps, Inc.	Delaware
Cross Country TravCorps, Inc. Ltd. (NZ) (a)	New Zealand
HealthStaffers, Inc.	Delaware
MCVT, Inc.	Delaware
Med-Staff, Inc. (f/k/a Cross Country Nurses, Inc.)	Delaware
NovaPro, Inc.	Delaware
TVCM, Inc.	Delaware

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(a)  Dissolved in February 2005.